Ex 10_11(XVII)

GEORGIA-PACIFIC CORPORATION

LONG-TERM INCENTIVE PLAN

STOCK SAR AWARD AGREEMENT

Participant	[First Middle Last]

SAR Units	[ ] Units

Grant Value	$[ ] per SAR Unit

Grant Date	February 1, 2005

THIS AGREEMENT dated as of the Grant Date by and between Georgia-Pacific Corporation and the Participant:

W I T N E S S E T H:

WHEREAS, Georgia-Pacific Corporation wishes to give the Participant an opportunity to participate in the appreciation in the value of its Common Stock;

WHEREAS, the stock SAR award described in this Agreement has been granted pursuant to, and is governed by, the Georgia-Pacific Corporation Long-Term Incentive Plan (the “Plan”);

NOW, THEREFORE, Georgia-Pacific Corporation and the Participant hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(a) Agent means Equiserve or any other entity designated by the Plan Administrator to act as its administrative service provider.

(b) Board of Directors means the Board of Directors of Georgia-Pacific Corporation.

(c) Cause means any of the actions or omissions specified in Section 2(d) of the Plan.

(d) Change of Control has the meanings specified in Section 11(b) of the Plan.

(e) Committee means the Management Development and Compensation Committee of the Board of Directors, or a subcommittee of such Committee, as the same may be constituted from time to time.

(f) Corporation means Georgia-Pacific Corporation, its successors and assigns, and any other corporation or other entity, whether foreign or domestic, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than twenty percent (20%) by reason of stock ownership or otherwise.

(g) Disability means “disability” as defined under the Georgia-Pacific Corporation LifeChoices Plus Benefits Program, Long-Term Disability Plan (whether or not the Participant is covered under such plan).

(h) Disability Retirement Date means the later of (i) the day the Participant’s employment with the Corporation ends after the maximum period during which salary continuation benefits from the Corporation because of illness or injury are authorized in accordance with its then-current medical leave policy, but only if the Participant’s Disability continues through that date, or (ii) the day the Participant’s employment with the Corporation ends after the last day of a personal leave of absence immediately following such period of salary continuation, provided, that the Participant has a Disability on such date. If the Participant is involuntarily terminated because of job elimination or facility closure (or other reason approved by the Plan Administrator) while on a paid medical leave based on a Disability or during a personal leave of absence immediately following such medical leave, the Participant will have a Disability Retirement Date on the last day of the maximum period during which salary continuation benefits from the Corporation because of illness or injury would have been authorized in accordance with its then-current medical leave policy if he had not been terminated

(in the case of termination during a medical leave) or on the date of termination (in the case of termination during the personal leave of absence), provided that he still has a Disability on such date.

(i) Early Retirement Date means the Participant’s last day of active employment by the Corporation after having attained at least age 55 (but not age 62) and having accrued at least 10 years of service for vesting purposes as determined in accordance with the provisions of the Georgia-Pacific Corporation Salaried 401(k) Plan (or any successor tax-qualified retirement plan maintained for salaried employees of the Corporation).

(j) Exercise Value means the Fair Market Value of a share of Georgia-Pacific Stock on the date of exercise.

(k) Expiration Date means the tenth anniversary of the Grant Date, unless an earlier Expiration Date is established by operation of Section 5 of this Agreement.

(l) Fair Market Value is the mean between the high and low sales prices of a share of Georgia-Pacific Stock on a particular date, as reported in The Wall Street Journal, New York Stock Exchange—Composite Transactions, or as reported in any successor quotation system adopted prospectively for this purpose by the Plan Administrator in its discretion. If the date of determination is not a trading date on the New York Stock Exchange, Fair Market Value shall be determined using the high and low sales prices of a share of Georgia-Pacific Stock on the next preceding trading date. The Fair Market Value of Georgia-Pacific Stock shall be rounded to the nearest whole cent (with 0.5 cent being rounded to the next higher whole cent).

(m) Georgia-Pacific Stock means the Corporation’s common stock, par value $0.80 per share.

(n) Grant Date means the date set forth on the first page of this Agreement, upon which the SARs described in this Agreement were granted to the Participant.

(o) Grant Value means the value set forth on the first page of this Agreement.

(p) Normal Retirement Date means the Participant’s last day of active employment by the Corporation after having attained (i) at least age 62 (but not age 65) and at least 10 years of service for vesting purposes as determined in accordance with the provisions of the Georgia- Pacific Corporation Salaried 401(k) Plan (or any successor tax-qualified retirement plan maintained for salaried employees of the Corporation) or (ii) at least age 65.

(q) Plan means the Georgia-Pacific Corporation Long-Term Incentive Plan, as adopted by the Board of Directors on September 17, 1997, and approved by the Corporation’s shareholders on December 16, 1997, and as amended from time to time.

(r) Plan Administrator means the Committee, provided, however, that to the extent permitted by the Plan and authorized by the Committee, the Chief Executive Officer of the Georgia-Pacific Corporation may act on behalf of the Committee in executing the duties and responsibilities of the Plan Administrator.

(s) Representative means, in the event of the Participant’s Disability, his duly authorized legal guardian or representative; or, in the event of the Participant’s death, his estate, personal representative, or beneficiary as designated pursuant to Section 6(e).

(t) Tax-Related Items means all tax, social insurance and payroll tax that may arise and fall due in relation to the grant, vesting or exercise of the SARs granted under this Agreement.

(u) Vesting Date means any one of the dates upon which SARs granted to the Participant under this Agreement become exercisable in accordance with this Agreement.

2. SAR Grant. Subject to the terms and conditions of this Agreement, the Corporation hereby grants a stock SAR award to the Participant with respect to the number of SAR Units set forth on the first page of this Agreement.

3. Vesting.

(a) Regular Vesting. Except as stated in Sections 3(b) and 3(c) of this Agreement, the Participant shall become vested in a percentage of his or her total SAR Units under this SAR grant in accordance with the following schedule:

Vesting Date	Percentage of SAR Units
First anniversary of Grant Date	34%
Second anniversary of Grant Date	33%
Third anniversary of Grant Date	33%

The number of SAR Units granted to the Participant under this Agreement which become vested on a Vesting Date in accordance with the above schedule will be determined by multiplying his or her total SAR Units by the percentage specified in the above schedule, and then rounding the resulting number up to the nearest whole number, provided that the aggregate number of the Participant’s vested SAR Units under this Agreement shall not exceed his or her total SAR Units.

(b) Accelerated Vesting. Notwithstanding the vesting schedule specified in Section 3(a) of this Agreement, 100% of a Participant’s total SAR Units shall become fully vested upon the earliest to occur of the following Vesting Dates:

(i)	the Participant’s Normal Retirement Date;

(ii)	the Participant’s Disability Retirement Date;

(iii)	the date of the Participant’s death prior to his termination of employment from the Corporation;

(iv)	the date of a Change of Control; or

(v)

subject to the approval of the Corporation, the Participant’s Early Retirement Date or the date of the Participant’s involuntary termination of employment from the Corporation, in either case due to (A) job elimination, (B) plant closure, or (C) such other reason as may be specifically approved by the Corporation; provided that the approval of the

Committee shall be required where the Participant holds an office of Senior Vice President or above.

If more than one of the accelerated vesting rules specified in this Section 3(b) can apply to the Participant on any date, the Participant may elect in writing which vesting rule will apply. If the Participant fails to make such an election within 30 days after such event, the Participant will be deemed to have elected the available accelerated vesting rule which, first, vests the most SAR Units in the Participant or, second (if each accelerated vesting rule vests the same number of SAR Units), which provides the longest exercise period. Except as otherwise provided in this Agreement, in the case of a Disability Retirement Date which occurs after a Participant’s termination of employment with the Corporation, no Vesting Date will occur, and no SAR Units may vest, following termination of employment with the Corporation.

(c) Termination for Cause. Notwithstanding anything in this Agreement to the contrary, if the Corporation terminates the Participant’s employment for Cause prior to a Change of Control, this Agreement shall be terminated and all then outstanding SAR Units granted to the Participant under this Agreement shall be forfeited, regardless of whether a Vesting Date has occurred on or before such termination date, unless and to the extent that the Corporation determines that such forfeiture would violate applicable law.

4. Exercise of SAR.

(a) General. Except as otherwise specified by the Corporation in accordance with Sections 4(d), the Participant (or his Representative, as the case may be) may exercise the SAR granted under the Agreement, in whole or in part, at any time on or after the Vesting Date for such SAR and prior to the Expiration Date, to the extent of his or her vested percentage of the SAR Units by complying with the procedures described in this Section 4. The Participant shall forfeit all rights to any SAR under this Agreement, whether or not then vested, which is not exercised prior to the Expiration Date.

(b) Exercise Procedure. The Participant or his Representative (if applicable) may exercise all or a portion of his vested SAR under this Agreement by delivering notice to the Agent, or by complying with any alternative procedure which may be authorized by the Corporation. The notice to the Agent shall specify the number of SAR Units to which such exercise is applicable.

(c) Exercise of SAR During Leave of Absence. Notwithstanding any provision of this Agreement to the contrary, if the Participant is on a leave of absence or is absent on military or government service at any time on or after the Grant Date and prior to the Expiration Date, the Participant may not exercise any part of the SAR prior to the date the Participant returns to active employment with the Corporation, and the vesting of any SAR Units under this Agreement which would normally vest on a date during such absence shall be postponed until the Participant returns to active work at the end of such absence (in which case, the date of return to active employment shall be a Vesting Date to the extent the Participant’s interest in his or her SAR would have vested but for such absence). The provisions of this Section 4(c) shall not affect any of Participant’s rights in the event of his death, Disability, Early Retirement or Normal Retirement or in the event of a Change of Control occurring during such an absence.

(d) Payment on Exercise. When the SAR is exercised, the Corporation or its Agent shall calculate the excess, if any, of the Exercise Value for a SAR Unit over the Grant Value for such SAR Unit, multiplied by the number of SAR Units which have been exercised (the “Exercise Value”). The Exercise Value of the exercised SAR Units, less Tax-Related Items, shall be converted into a number of whole shares of Georgia-Pacific Stock based upon the Fair Market Value of Georgia-Pacific Stock on the date of exercise, with any remaining Exercise Value applied as additional tax withholding for the Participant’s benefit. Within 30 days after the date of such exercise, the Agent shall make available to the Participant a certificate registered in the Participant’s name or a book entry in a depository institution for the Participant’s account, representing the aggregate number of shares of Georgia-Pacific Stock provided to the Participant as a result of such exercise.

(e) Deferral of Exercise or Delivery of Shares. Notwithstanding any provision in this Agreement to the contrary, if any law or regulation of any governmental authority having jurisdiction in the matter requires the Corporation, Plan Administrator, Agent, Participant, or Representative to take any action or refrain from action in connection with the exercise of any SAR under this Agreement or the delivery of shares of Georgia-Pacific Stock to the Participant, or to delay such exercise or delivery, then the exercise or delivery of such shares shall be deferred until such action has been taken or such restriction on action has been removed.

5. Special Rules Governing the Expiration Date. The Expiration Date for the SAR granted to the Participant under this Agreement shall be accelerated subject to the following special rules:

(a) Termination of Employment. If the Participant voluntarily or involuntarily terminates employment with the Corporation or a Subsidiary (for reasons other than death, Change of Control or having reached his Normal Retirement Date, Early Retirement Date or

Disability Retirement Date), the Expiration Date for exercising any SAR Units under this Agreement which were vested as of his or her date of termination shall be the 90th day after the date of such termination; provided that if the Participant has a Disability or dies, or a Change of Control occurs, prior to such 90th day, the Expiration Date for the Participant’s SAR under this Agreement which were vested as of his or her date of termination shall be the Expiration Date applicable to such Disability (subject to the rules stated in Section 5(d)), death, or Change of Control, whichever is applicable.

(b) Normal Retirement. If the Participant terminates employment with the Corporation or a Subsidiary on his or her Normal Retirement Date, the Expiration Date for exercising his or her vested SAR Units under this Agreement shall be the fifth anniversary of the Participant’s Normal Retirement Date.

(c) Early Retirement. If the Participant terminates employment with the Corporation or a Subsidiary on his or her Early Retirement Date, the Expiration Date for exercising his or her vested SAR Units under this Agreement shall be the fifth anniversary of the Participant’s Early Retirement Date.

(d) Disability or Disability Retirement. If the Participant terminates employment with the Corporation or a Subsidiary on his or her Disability Retirement Date, the Expiration Date for exercising his or her vested SAR Units under this Agreement shall be the third anniversary of the Participant’s Disability Retirement Date. If the Participant has a Disability before the 90th day after terminating employment with the Corporation or a Subsidiary (for reasons other than having reached his or her Normal Retirement Date, Early Retirement Date, or Disability Retirement Date) and such Disability continues through the end of the initial 90-day period, the Expiration Date for exercising his or her vested SAR under this Agreement shall be the third anniversary of the Participant’s Disability Retirement Date.

(e) Participant’s Death. If the Participant dies while actively employed by the Corporation or a Subsidiary or prior to the 90th day after the Participant’s termination of employment with the Corporation or a Subsidiary (for reasons other than having reached his

Normal Retirement Date, Early Retirement Date, or Disability Retirement Date), the Expiration Date for exercising his or her vested SAR Units under this Agreement shall be the third anniversary of the Participant’s death.

(f) Change of Control. The Expiration Date for all of the Participant’s vested SAR Units shall be the tenth anniversary of the Grant Date if a Change of Control takes place (i) while the Participant is actively employed by the Corporation or a Subsidiary; (ii) prior to the 90th day after the Participant terminates employment with the Corporation or a Subsidiary; or (iii) prior to the 90th day after the Participant terminates his or her employment with the Corporation or a Subsidiary on his or her Normal Retirement Date, Early Retirement Date, Disability Retirement Date or date of death.

(g) Maximum Expiration Date. Notwithstanding any provision in this Section 5 to the contrary, no SAR shall be exercisable on or after the tenth anniversary of the Grant Date.

(h) Termination Date. The Participant’s date of termination of employment from the Corporation or a Subsidiary shall be deemed for purposes of this Agreement to be the later of (i) his or her last day of active work for the Corporation or a Subsidiary or (ii) his or her last day on the active employee payroll of the Corporation or a Subsidiary, provided, however, that for all purposes of this Agreement, the Participant shall be deemed actively at work during any period the Participant is on approved paid medical leave or during the protected reemployment period for any Participant on military leave.

6. General Provisions. The Participant acknowledges that he or she has read, understands and agrees with all of the provisions in this Agreement and the Plan, including (but not limited to) the following:

(a) Authority of Corporation. The Corporation shall have the authority to administer this Agreement and the Plan; to make all determinations with respect to the construction and application of this Agreement and the Plan; to adopt and revise rules relating to this Agreement and the Plan; to hire the Agent with respect to its administrative responsibilities under the Agreement and the Plan; and to make other determinations which it believes are necessary or advisable for the administration of this Agreement and the Plan. Any dispute or disagreement which arises under this Agreement or the Plan shall be resolved by the Corporation in its absolute discretion. Any such determination, interpretation, resolution, or other action by the Corporation shall be final, binding and conclusive with respect to the Participant and all other persons affected thereby.

(b) Notices. Any notice which is required or permitted under this Agreement shall be in writing (unless otherwise specified in the Agreement or in a writing from the Corporation or the Agent to the Participant), and delivered personally or by mail, postage prepaid, addressed as follows: (i) if to the Corporation, at l33 Peachtree Street, N.E., Atlanta, Georgia 30303, Attention: Compensation Department, Long-Term Incentive Plan, or at such other address as the Corporation or the Agent by notice to the Participant may have designated from time to time; (ii) if to the Participant, at the address indicated in the Participant’s then-current personnel records, or at such other address as the Participant by notice to the Corporation may have designated from time to time. Such notice shall be deemed given upon receipt.

(c) Nontransferability. This Agreement and the SAR granted to the Participant under this Agreement shall be nontransferable and shall not be sold, hypothecated or otherwise assigned or conveyed by the Participant to any other person except in accordance with the laws of descent and distribution. No assignment or transfer of this Agreement or the rights represented thereby, whether voluntary or involuntary, or by operation of law or otherwise, shall vest in the assignee or transferee any interest or right whatsoever except in accordance with the laws of descent and distribution. This Agreement shall terminate, and be of no force or effect, and the Participant shall forfeit his or her SAR to which this Agreement applies immediately upon any attempt to assign or transfer this Agreement or the SAR to which this Agreement applies.

(d) Designation of Beneficiary. The Participant may designate a person or persons to receive, in the event of his death, any rights to which he would be entitled under this

Agreement. Such a designation shall be filed with the Corporation in accordance with uniform procedures specified by the Corporation. The Participant may change or revoke a beneficiary designation at any time by filing a written statement of such change or revocation with the Corporation in accordance with uniform procedures specified by the Corporation. No beneficiary designation or change of beneficiary designation will be effective until notice thereof is received. If a Participant fails to designate a beneficiary or if the beneficiary predeceases the Participant, the Participant shall be deemed not to have a beneficiary for purposes of this Agreement.

(e) Not an Employment Contract. This Agreement shall not be deemed to limit or restrict the right of the Corporation to terminate the Participant’s employment at any time, for any reason, with or without Cause, or to limit or restrict the right of the Participant to terminate his or her employment with the Corporation at any time.

(f) Corporate Restructuring/Capital Readjustments. Nothing in this Agreement shall abridge the rights or powers of the Corporation or its stockholders reserved to them in Section 9(a) of the Plan, and adjustments may be made to the number of SAR Units granted in this Agreement and the Grant Value in accordance with the provisions of Section 9(b) of the Plan.

(g) Amendment or Termination. This Agreement may be amended or terminated at any time to the extent permitted under the Plan. In addition, to the extent the Corporation (in its sole discretion) deems necessary in order to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, the Corporation may amend this Agreement without consent of the Participant even if such action may reduce or diminish the value of Participant’s award.

(h) Governing Instrument. This Agreement is subject to all terms and conditions of the Plan and shall at all times be interpreted in a manner that is consistent with the intent, purposes, and specific language of the Plan.

(i) Severability. If any provision of this Agreement should be held illegal or invalid for any reason by the Corporation or court of applicable jurisdiction, such determination shall not affect the other provisions of this Agreement, and it shall be construed as if such provision had never been included herein.

(j) Headings. Headings in this Agreement are for convenience only and shall not be construed to be part of this Agreement.

(k) Governing Law. This Agreement shall be construed, and its provisions enforced and administered, in accordance with the laws of the State of Georgia and, where applicable, federal law.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers under its corporate seal, and the Participant has executed this Agreement as of the Grant Date.

GEORGIA-PACIFIC CORPORATION

By:
A. D. Correll
Chairman and Chief Executive Officer

ATTEST:

Douglas P. Roberto
Secretary

PARTICIPANT

Name:

NOTE: PLEASE COMPLETE THE ATTACHED ACKNOWLEDGMENT OF RECEIPT

AND BENEFICIARY DESIGNATION FORM AND RETURN IT TO:

GEORGIA-PACIFIC CORPORATION

CORPORATE COMPENSATION DEPARTMENT (GA030-14)

LONG-TERM INCENTIVE PLAN

“PERSONAL AND CONFIDENTIAL”

133 PEACHTREE STREET (30303)

P. O. BOX 105605

ATLANTA, GA 30348-5605

ACKNOWLEDGMENT OF RECEIPT AND BENEFICIARY DESIGNATION FORM

Under the terms of the Georgia-Pacific Corporation Long-Term Incentive Plan (“LTIP”), you have the right to designate a beneficiary to exercise certain rights that may arise under SAR grants made under the Plan in the event of your death. If you do not designate a beneficiary in writing, these rights will pass to your estate upon your death. In order to allow you to decide affirmatively which outcome you desire and, in the event you prefer to designate a beneficiary or beneficiaries other than your estate, to name that beneficiary or those beneficiaries, the Corporation has provided this form, which you may use to designate in writing the beneficiary(ies) you desire. Of course, you may revoke and change your beneficiary designations at any time by notifying Georgia-Pacific Corporation in writing at the address indicated below.

Please take time to fill out this form and return it to Georgia-Pacific Corporation at the following address: Georgia-Pacific Corporation, Corporate Compensation Department (GA030-14), Georgia-Pacific Long-Term Incentive Plan, 133 Peachtree Street (30303), P. O. Box 105605, Atlanta, Georgia 30348-5605. Beneficiary designations or modifications of beneficiary designations sent to any other address will NOT be effective until actually received by Georgia-Pacific Corporation. The Corporation has no responsibility for beneficiary designation forms which are not submitted as indicated above.

NOTE: You may designate multiple beneficiaries, in which case those living at the time of your death will equally share the rights accorded to a beneficiary for the particular grant(s) in question.

☐	I designate my estate as my beneficiary under my 2005 stock SAR grant under the LTIP.

☐	I designate the following person(s) as my beneficiary(ies) under my 2005 stock SAR grant under the LTIP:

Name	Address	Relationship to You	Social Security Number (if known)

I acknowledge receipt of the executed Award Agreement evidencing my February 2, 2005, stock SAR grant under the Georgia-Pacific Corporation Long-Term Incentive Plan and confirm that the beneficiary(ies) designated above have been selected by me in free exercise of my own discretion.

Signature:	Printed Name:

Date: